EXHIBIT 4.3

Addendum to the 8% Convertible Debenture

between

and

Scivanta Medical Corporation

This Addendum (this “Addendum”) to the 8% Convertible Debenture (as such term is defined below), entered into as of the 31st day of January, 2010 (the “Addendum Effective Date”), is by and between ______________ (the “Holder”) and Scivanta Medical Corporation (the “Company”).  Capitalized terms used herein, but not otherwise defined herein, shall have the meanings given to such terms in the 8% Convertible Debenture issued as of February 1, 2007 (the “Debenture”).

WHEREAS, the Company promised to pay to the Holder, or its registered assigns, upon due presentation and surrender of the Debenture, on or after January 31, 2010, the principal amount of _______________ Dollars ($_________); and

WHEREAS, the Company and Holder desire to modify the aforementioned Debenture for the mutual benefit of both parties;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.
The modifications of the Debenture herein will be effective as of the Addendum Effective Date and will remain in effect for the duration of the Debenture unless further modified in writing by the parties hereto.

2.	The original Maturity Date of January 31, 2010 shall be replaced with January 31, 2012.

3.	Other than as specifically modified in this Addendum, all other terms, conditions and covenants of the Debenture shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Addendum, effective as of the Addendum Effective Date.

SCIVANTA MEDICAL CORPORATION		HOLDER

By:
Name:	Thomas S. Gifford	Holder
Title:	Executive Vice President and
Chief Financial Officer